Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus and Proxy Statement of Celgene Corporation and Pharmion Corporation, respectively, for the registration of 31,586,420 shares of Celgene Corporation common stock and to the incorporation by reference therein of our reports dated March 14, 2007, with respect to the consolidated financial statements and schedule of Pharmion Corporation, Pharmion Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pharmion Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
January 21, 2008